News Release

For Information Contact:	David Bruce (305) 500-4999

David_Bruce@Ryder.com

EXECUTIVE DEPARTING RYDER
TO ACCEPT CEO POSITION

MIAMI, September 12, 2005 – Ryder System, Inc. (NYSE: R) today announced that Gregory E. Hyland, President of its U.S. Fleet Management Solutions business segment, is departing the company to become Chief Executive Officer of a diversified industrial company located in Florida.

“We appreciate Mr. Hyland’s contributions to Ryder and wish him success as he pursues this unique opportunity to lead another organization,” said Ryder’s Chairman and Chief Executive Officer Greg Swienton. Mr. Swienton will assume direct operational responsibility for this area of the company until a successor is named.

About Ryder

Ryder is a Fortune 500 company providing leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. For more information about Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, the possibility that changes in customers’ business environments will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, higher borrowing costs and possible decreases in available funding sources caused by adverse changes in debt ratings, changes in accounting assumptions, adequacy of accounting accruals, changes in general economic conditions, availability of heavy- and medium-duty vehicles, increases in fuel prices, availability of qualified drivers, the Company’s ability to create operating synergies in connection with its acquisitions of Ruan and General, and changes in government regulations, including regulations regarding vehicle emissions, drivers’ hours of service and security regulations issued by the Department of Homeland Security. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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